SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

“CONFIDENTIAL”

This confidential Separation Agreement and Release of All Claims ("Agreement"), effective upon the execution of this Agreement, is made and entered into by Bruce A. Trost (the "Executive") and FBL Financial Group, Inc. and its affiliated companies as listed on attached Exhibit “A” (collectively "FBL" or the "Company"). By signing this Agreement, the Executive and Company agree as follows:

1. Purpose. The Executive has tendered notice of his retirement as of March 19, 2011. In order to provide for a transition of Executive’s duties in light of this decision, to recognize Executive’s service to Company, and to provide for Executive’s continued cooperation upon separation from the Company, the Executive and Company are entering into this Agreement as a way of concluding Executive’s employment relationship with the Company, its subsidiaries and affiliates, including, but not limited to Farm Bureau Life Insurance Company, Farm Bureau Mutual Holding Company, Farm Bureau Property and Casualty Insurance Company, and Western Agricultural Insurance Company (collectively, the "Affiliated Entities"); and of voluntarily resolving any dispute or claim or any potential dispute or claim that the Executive has or might have related to his employment with the Company, the Affiliated Entities, and their respective officers, directors, shareholders, employees, managers, agents, attorneys, representatives, and assigns, whether known or unknown by the Executive at this time. This Agreement is not and should not be construed as an allegation or admission on the part of the Company or the Affiliated Entities that any of them have acted unlawfully or violated any state or federal law or regulation. The Executive understands that the Company, the Affiliated Entities, and their respective officers, directors, shareholders, employees, managers, agents, attorneys, representatives, and assigns, specifically disclaim any liability to the Executive or any other person for any alleged violation of rights or for any alleged violation of any order, law, statute, duty, policy or contract.

2. Resignation. The Executive has resigned from his positions as Executive Vice President-Operations of the Company, and as an officer and/or director of any of the affiliated companies or Affiliated Entities, effective as of June 28, 2010 (the “Separation Date”). The Executive hereby resigns from his employment with the Company, effective as of March 31, 2011 (the “Retirement Date”), a copy of which letter is attached hereto as Exhibit B.

3. Separation Benefits. As consideration for the Executive's entering into this Agreement and providing the covenants and release set forth below, and subject to the Executive not revoking this Agreement pursuant to Section 12 below, the Company shall provide the Executive the following (collectively, the "Separation Benefits"):

a. Salary and Benefit Continuation.

(i) For the period from the Separation Date through the Retirement Date the Company shall continue to pay Executive’s base salary, which shall be the same in 2011 as it is in 2010, and for benefits as currently provided; with the exception for changes made by the Company to benefits applicable to all employees during the 2011 benefit year. The benefits contemplated by this provision include medical/health, dental insurance, executive disability income insurance, accidental death and dismemberment and executive universal life insurance, subject to the provisions of this Agreement.

(ii) The Company agrees that the Executive may qualify for a cash incentive (referred to as “bonus”) attributable to the 2010 fiscal year and to the pro-rata portion of the 2011 fiscal year (three months) during which the Executive was employed by FBL. If a bonus is paid for the 2010 and/or 2011 fiscal years, Executive shall be paid the bonus on the same percentage of salary basis as was in effect for Executive on his Separation Date. The amount of any such bonus payable to FBL Management Team members or Executive is based on specific articulated goals and objectives and is payable at the sole discretion of the Board of Directors of FBL. Payment of any such bonus to any FBL Management Team member does not require any payment to any other member of the FBL Management Team or Executive. Any provisions of this paragraph (ii) to the contrary notwithstanding, Company warrants bonus payments to Executive for the 2010 year, and a pro-rata portion of the 2011 year, at a level no less than the threshold for Executive’s tier and group as defined in the Company’s 2010 Management Performance Plan.

b. Separation Cash Payment. In the event the Company receives a fully executed original of this Separation Agreement and Release on or before 4:30 p.m. Central Standard Time, August 13, 2010, the Company will provide an additional cash payment on or before August 31, 2010, of Four Hundred Forty Thousand Dollars ($440,000.00), less federal and state tax withholdings and deductions. No benefits will accrue nor be applicable to this payment.

c. Goodwill Compensation Payments. In exchange for a fully executed original of this Separation Agreement and Release from

Executive, and Executive’s continued performance of his obligations under Sections 7, 8, 9 and 10 of this Agreement, Company shall pay Executive the amount of Twenty-Four Thousand Three Hundred Ninety-One Dollars ($24,391.00) on or before the 20th day of each month, starting in the month of October 2011, and continuing for each of the seventeen (17) consecutive months thereafter. No benefits will accrue or be applicable to these payments.

4. Waiver of Additional Compensation or Benefits. The Executive agrees that except as otherwise expressly provided, the Separation Benefits described herein constitute the entire amount of consideration provided to him under this Agreement, and that in consideration of the Separation Benefits described herein, he will not seek any further compensation for any other claimed damage, costs, severance, income, or attorney's fees. The Executive expressly waives any right to participate in or receive any benefits or payments under any severance plan or program offered by or on behalf of the Company.

5. Employment Reference. The Company agrees to provide a neutral employment reference to any potential employers that consider the employment of the Executive and that seek information concerning the reasons for the departure of the Executive. The Company will provide to any such potential employers the identity of the positions held by the Executive and the dates of the Executive's employment with the Company.

6. Tax Consequences. The Executive acknowledges and agrees that the Company has made no representations to him regarding the tax consequences of any Separation Benefit received by him pursuant to this Agreement. It is understood by the Executive that the above Separation Benefits are made solely for the purpose of resolving and compromising any and all claims regarding the Executive's employment with the Company and to ensure compliance by Executive with the restrictions provided herein. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

7. Non-Disclosure Agreement. The Executive agrees never to disclose the terms or the Separation Benefits provided under this Agreement, nor the substance of the negotiations leading to this Agreement nor confidential business information and decisions the Executive was privy to due to his duties at FBL, to any person or entity (other than to his immediate family, personal counsel or attorney, personal accountants, personal tax preparer, personal and attending doctors and mental health care professionals, and/or the appropriate taxing authorities (who will then be deemed governed by the non-disclosure provisions of this Agreement)), without the express written consent of the Company or unless required to do so by law. Notwithstanding the foregoing or anything else to the contrary in this Agreement, the Company and the Executive shall be permitted to disclose the tax treatment and tax structure, each as defined in Treasury Regulations Section 1.6011-4, of the matters provided for herein (but no other details about the matters covered by this Agreement, including, without limitation, the identities of the parties). The Company may make such disclosure of these matters, and file such documents, as its counsel determines are required to meet the Company’s regulatory obligations, and to enforce the protections provided for the Company under this Agreement.

8. Non-Disparagement Agreement.

a. The Executive shall not make, participate in the making of, or encourage or facilitate any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of the Company or its Affiliated Entities or any of its present, former or future directors, officers, executives, employees and/or shareholders in their respective capacities as such. The Executive further agrees not to make any negative statements, written or oral, relating to his employment, the discontinuation of his employment, or any aspect of the business of the Company or Affiliated Entities.

b. The Company agrees not to make, and to instruct its Executive officers and property casualty companies’ directors not to make, any negative statements, written or oral, relating to the Executive's employment or the discontinuation of his employment.

c. Nothing in this Section 8 shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or under an agreement entered into in connection with pending or threatened litigation pursuant to which the party receiving such information agrees to keep such information confidential.

9. Non-Interference, Non-Solicitation and Cooperation. Starting on the Separation Date, and for a period of two years following Executive’s Retirement Date (“Restriction Period”), Executive shall not, directly or indirectly, individually or in connection with another individual or entity, interfere with the Company’s and its Affiliated Entities’ actual or prospective business relationships with its employees; exclusive insurance agents; vendors; independent contractors; customers; the Farm Bureau Federations in Arizona, Colorado, Idaho, Iowa, Kansas, Montana, Minnesota, Nebraska, New Mexico, North Dakota, Oklahoma, South Dakota, Utah, Wisconsin, and Wyoming; and between Company and the Affiliated Entities. During the

Restriction Period, Executive shall not take employment, directly or indirectly, with a property casualty insurance company which uses the Farm Bureau name, mark, or logo in the above-referenced states. By way of further illustration, and not by way of limitation, the business relationships protected by this provision include agency agreements, agent agreements, management agreements, royalty agreements, service agreements, and trademark agreements.

a. Starting on the Separation Date, and for a period of two years following Executive’s Retirement Date (“Restriction Period”), Executive shall not, directly or indirectly, counsel, solicit, or attempt to induce any person employed or engaged under contract with the Company and its Affiliated Entities, including as an exclusive insurance agent, to terminate his or her employment or association with the Company or its Affiliated Entities.

b. Starting on the Separation Date, and for a period of two years following Executive’s Retirement Date (“Restriction Period”), Executive shall not, directly or indirectly, solicit the employment or services of any person formerly employed or engaged under contract by the Company and/or its Affiliated Entities, including as an exclusive insurance agent, for a period of one (1) year following the individual’s disassociation or termination of employment with the Company or Affiliated Entities. The restrictions of this subparagraph notwithstanding, Executive may, directly or indirectly, cause a prior employee to be hired if prior written authorization for such hiring is provided by the CEO or CFO of the Company.

c. During the Restriction Period, Executive shall make himself reasonably available to Company to provide information, testimony, or such other general assistance as may be necessary regarding matters or projects that Executive was involved in during his employ with Company and which Company is in need of information concerning. Company shall reimburse Executive for any travel or other out-of-pocket expenses incurred by Executive in fulfilling his cooperation responsibilities under this subparagraph. The Company does not anticipate that it would be in need of Executive’s assistance in excess of ten (10) hours per year regarding non-litigated matters.

10. Confidentiality/Return of Property. The Executive shall hold in a fiduciary capacity for the benefit of the Company and the Affiliated Entities and shall not disclose to others, copy, use, transmit, reproduce, summarize, quote or make commercial, directly or indirectly, any secret or confidential information, knowledge or data relating to the Company or any of the Affiliated Entities and their respective businesses that the Executive has obtained during his employment with the Company and/or any of the Affiliated Entities ("Confidential Information"). However, the Executive's obligations under this Section 9 shall not extend to: (1) Confidential Information which is or becomes part of the public domain or is available to the public by publication or otherwise without disclosure by the Executive; (2) Confidential Information which was within the Executive's knowledge or in his possession prior to his employment by the Company; or (3) Confidential Information which, either prior to or subsequent to the Company's disclosure to the Executive with an obligation of confidentiality, was disclosed to the Executive, without obligation of confidentiality, by a third party who did not acquire such information, directly or indirectly, from the Executive. The Executive acknowledges that the Confidential Information is specialized, unique in nature and of great value to the Company and the Affiliated Entities, and that such information gives the Company and the Affiliated Entities a potential competitive advantage. Upon termination of the Executive's employment, the Executive shall surrender immediately to the Company, except as specifically provided otherwise herein, all Confidential Information and all other property of the Company or any of the other Affiliated Entities in his possession and all property made available to the Executive in connection with his employment by the Company or any of the other Affiliated Entities. Notwithstanding the foregoing provisions, if the Executive is required to disclose any Confidential Information pursuant to applicable law or a subpoena or court order, he shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate Affiliated Entity may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Company and The Affiliated Entities to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive, in such instance, shall disclose only that portion of the Confidential Information that he is advised by his counsel that he is legally required to disclose.

11. Remedies. The remedies available to Company in the event of a breach of this Agreement by Executive generally, and Section 7, 8, 9, or 10 specifically, shall be cumulative, consisting of, but not limited to, the following:

(i) Injunction. The Executive acknowledges and agrees that because of the nature of the business in which the Company and the other Affiliated Entities are engaged and because of the nature of the Confidential Information to which the Executive has had access during his employment, it would be difficult to determine the actual damages of the Company and the other Affiliated Entities in the event the Executive breached any of the covenants of Sections 7, 8, 9, or 10 and remedies at law (such as monetary damages) for any breach of the Executive's covenants under Sections 7, 8, 9 or 10 would be inadequate. The Company acknowledges and agrees that it would be impractical and excessively difficult to determine the actual damages of the Executive in the event the Company breached any of the covenants of Section 8 and remedies at law (such as monetary damages) for any breach of the Company's covenants under Section 8 would be inadequate. The parties therefore agree and consent that if either of them commits any such breach or threatens to commit any such breach, the other party shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief and specific performance of the breaching parties’ obligation, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of Sections 7, 8, 9 or 10 that is finally determined to be unenforceable, the Executive and the Company hereby agree that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the covenants of Sections 7, 8, 9 or 10 is determined to be wholly or partially unenforceable, such determination shall not be a bar to or in any way diminish the Company's right or that of the Executive to enforce any such covenant in any other jurisdiction. The parties agree that the equitable relief provided for under this Section 11(i) shall not be the parties exclusive remedy for a breach of this Agreement.

(ii) Liquidated Damages. In addition to any remedies provided under Section 11(i) above, upon a breach by Executive of the covenants contained in Sections 7, 8, 9, or 10 of this Agreement, Executive agrees and covenants he will return to Company, as partial compensation for damages to the Company, all Separation Benefits received by Executive, calculated from the Separation Date up to and including the date of breach by the Executive, and further covenants and agrees that a breach by Executive of any of the covenants contained in Sections 7, 8, 9, or 10 of this Agreement during the Restriction Period shall void and cancel Company’s obligation to make any further payments otherwise owing under Section 3(c) of this Agreement.

(iii) Indemnification. Executive hereby agrees to indemnify and hold Company and its Affiliated Entities harmless from and against any loss, costs, damages, causes of action, or expense (including reasonable attorney fees and expenses) arising out of or resulting from Executive’s breach of the terms and covenants contained in this Agreement.

(iv) Cumulative/Non-Exclusive. The relief provided to Company and its Affiliated Entities provided for under this Section 11, are agreed by the parties to be cumulative and non-exclusive, and Company’s enforcement or invocation of one remedy shall not prohibit it, nor be deemed a waiver by it, of any and all other remedies or causes of action available to it at law or equity.

12. Executive Representations.

a. The Executive represents that he has not filed any complaints, claims or actions against the Company or any Affiliated Entity with any court, agency, or commission regarding the matters encompassed by this Agreement.

b. The Executive represents that he has reviewed all aspects of this Agreement, that he has carefully read and fully understands all of the provisions and effects of this Agreement, that he understands that in agreeing to this document he is releasing the Company, the Affiliated Entities, and all of their respective divisions, officers, agents, directors, supervisors, employees, representatives, shareholders and their respective successors and assigns and all persons acting by, through, under, or in concert with any of them.

c. The Executive represents and agrees that he is knowingly and voluntarily entering into this Agreement, that he has relied solely and completely upon his own judgment and, if applicable, the advice of his attorney in entering into this Agreement.

d. The Executive represents and acknowledges that in executing this Agreement he does not rely upon and has not relied upon any representations or statement made by or on behalf of the Company, any of the Affiliated Entities, or their respective agents, attorneys, or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this Agreement.

e. The Executive further acknowledges and agrees that:

i. In return for this Agreement, the Company is providing to the Executive the Separation Benefits and certain covenants set forth herein.

ii. The Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement.

iii. The Executive does not waive rights or claims that may arise after the date this Agreement is signed.
iv. Executive acknowledges he was given at least twenty-one (21) days to review and consider this Separation Agreement and Release, that he can revoke the Agreement seven (7) days after it is signed, and that the Separation Agreement and Release shall not become effective until the seven (7) day revocation period described in this subparagraph has expired. The release contained herein waives no rights or claims that may arise after its execution. Any revocation under this paragraph must be made in writing and must be delivered to the Company’s Human Resource Department by the close of business on or before the seventh day after Executive signs this Separation Agreement and Release.

v. In return for signing this Agreement, the Executive will receive payment of consideration beyond that which the Executive was entitled to receive before entering into this Agreement.

13. Release; Company Representation. Except as expressly provided herein, the Executive, for himself, his heirs, executors, administrators, successors and assigns, does fully and forever release, acquit and discharge the Company, the Affiliated Entities, and their respective divisions, officers, agents, directors, supervisors, employees, representatives, shareholders and their respective successors and assigns from all actions, law suits, grievances, and claims of any nature whatsoever related to his employment with the Company, including, but not limited to, his separation from said employment. The Executive understands that this release specifically includes, but is not limited to, all claims arising under any federal, and local fair employment practice law, workers' compensation law, and any other employee relations statute, executive order, law and ordinance, including, but not limited to, the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; Americans with Disabil¬ities Act, 42 U.S.C. § 12,101 et seq.; Age Discrimination in Employment Act, 29 U.S.C. §187, et seq.; Equal Pay Act, 29 U.S.C. §206(d); Fair Labor Standards Act, 29 U.S.C. 201, et seq; the Family Medical Leave Act, 29 U.S.C § 2601 et seq.; the Iowa Civil Rights Act of 1965, Iowa Code Chapte4 216; and the Iowa Wage Payment Collections Act, Iowa Code Chapter 91A.1 et seq.; any local human rights law; and any tort or contract cause of action or theory. The Company, for itself, its successors and assigns, does fully and forever release, acquit and discharge the Executive from all actions, lawsuits, grievances, and claims of any nature whatsoever related to the Executive’s employment with the Company as of the date of execution of this Agreement by the Company, reserving all claims arising thereafter.

14. Entire Agreement. This Agreement sets forth the entire agreement of the Executive and fully supersedes and replaces any and all prior agreements or understandings, written or oral, between the Company and the Executive pertaining to the subject matter of this Agreement.

15. Miscellaneous.

a. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, all remaining provisions of this Agreement shall otherwise remain in full force and effect and be construed as if such illegal, invalid, or unenforceable provision has not been included herein.

b. It is further understood and agreed that if a violation of any term of this Agreement is asserted, the party who asserts such violation will have the right to seek specific performance of that term and/or any other necessary and proper relief as permitted by law, including but not limited to, damages and the prevailing party shall be entitled to recover its reasonable costs and attorney's fees.

c. Notwithstanding anything to the contrary, this Agreement does not release, replace or reduce any rights the Executive has to vested and accrued benefits under the Company’s Defined Benefit Plan, Defined Contribution Plan or similar vested benefits, all of which are listed on the attached Exhibit C. Furthermore, this Agreement does not release, replace or reduce any rights the Executive may have that are not related to his employment with the Company, including his rights as a shareholder and an insured.

d. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

e. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and said counterparts shall constitute one and the same instrument. This Agreement may be amended, modified or changed only by a written instrument executed by the Executive and the Company.

16. Choice of Law/Venue. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Iowa without regard to principles of conflict of laws. The parties hereby agree, on behalf of themselves and their respective Representatives, to (a) irrevocably consent and submit to the exclusive jurisdiction of the District Court of Polk County, Iowa or the District Court of the United States of America of the Southern District of Iowa to resolve any dispute relating to this Agreement, (b) waive any right to dismiss or transfer any such action brought in any such court on the basis of any objection to personal jurisdiction or venue, (c) waive any right to plead or claim that any proceeding has been brought in an inconvenient forum and (d) waive any right to a jury trial in connection with any claim arising out of or related to this

Agreement.

17. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Bruce A. Trost
13749 Bay Hill Ct.
Clive, Iowa 50325

If to the Company:

FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, IA 50266

Attention:    General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

PLEASE READ CAREFULLY. BY SIGNING THIS DOCUMENT YOU ARE RELEASING ALL KNOWN CLAIMS. YOU HAVE A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE. IF YOU SIGN THIS SEPARATION AGREEMENT AND RELEASE YOU WILL HAVE UP TO SEVEN (7) DAYS FOLLOWING THE DATE YOU SIGN IT TO REVOKE YOUR SIGNATURE. THE RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THIS SEVEN (7) DAY PERIOD HAS EXPIRED.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf.

Dated this 22 day of July, 2010

                 FBL Financial Group, Inc.

By:     /s/ JAMES E. HOHMANN
         ______CE0__________________
____________________________

Dated this 23 day of July, 2010

         EXECUTIVE

By: /s/ BRUCE A. TROST
             Bruce A. Trost

EXHIBIT A

“Affiliated Companies” shall include any entity now in existence or that comes into existence that directly or indirectly controls, is controlled by or is under common control with FBL Financial Group, Inc. “Controls” means the power to direct or cause to be directed the management or affairs of the applicable company.

1.    FBL Financial Group, Inc.
2.    Farm Bureau Life Insurance Company
3.    Farm Bureau Mutual Holding Company
4.    Farm Bureau Multi-State Services, Inc.

5.    Farm Bureau Property & Casualty Insurance Company
6.    FBL Financial Group Capital Trust
7.    EquiTrust Life Insurance Company
8.    FBL Financial Services, Inc.
9.    EquiTrust Marketing Services, LLC
10.    FBL Insurance Brokerage, LLC
11.    EquiTrust Investment Management Services, Inc.
12.    FBL Leasing Services, Inc.
13.    EquiTrust Financial Group, Inc.
14.    EquiTrust Assigned Benefit Company
15.    IFBF Property Management, Inc.
16.    Farm Bureau Management Corporation
17.    Western Agricultural Insurance Company
18.    Western Computer Services, Inc.
19.    Crop 1 Insurance Direct, Inc.

EXHIBIT C

1.    FBL FINANCIAL GROUP RETIREMENT PLAN
2.    FBL FINANCIAL GROUP SUPPLEMENTAL RETIREMENT PLAN
3.    FARM BUREAU 401k SAVINGS PLAN
4.    FARM BUREAU EMPLOYER MATCH DEFERRED COMPENSATION PLAN